EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We hereby consent to the use in the Prospectus constituting part of this registration statement on Form S-1 of Advanced Viral Research Corp. of our report dated February 11, 1999 (which report contains an explanatory paragraph that describes a condition that raises substantial doubt as to the ability of AVR to continue as a going concern) relating to the consolidated financial statements of Advanced Viral Research Corp. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 appearing in such Prospectus. We also consent to the references to us under the heading "EXPERTS" in the Prospectus.


                                            /s/ RACHLIN COHEN & HOLTZ LLP
                                            --------------------------------
                                            RACHLIN COHEN & HOLTZ LLP

Miami, Florida
April 27, 1999